Exhibit 99.1

Press Release

BayCom Corp Reports 2023 Fourth Quarter Earnings of $6.4 Million

WALNUT CREEK, CA, January 25, 2024--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank” or “UBB”), announced earnings of $6.4 million, or $0.55 per diluted common share, for the fourth quarter of 2023, compared to earnings of $6.6 million, or $0.56 per diluted common share, for the third quarter of 2023 and $7.6 million, or $0.59 per diluted common share, for the fourth quarter of 2022.

Net income for the fourth quarter of 2023 compared to the third quarter of 2023 decreased $234,000 or 3.5%, primarily as a result of a $1.3 million decrease in net interest income and a $1.7 million increase in provision for credit losses, partially offset by a $1.0 million increase in noninterest income, a $1.4 million decrease in noninterest expense and a $233,000 decrease in provision for income taxes. Net income for the fourth quarter of 2023 compared to the fourth quarter of 2022 decreased $1.2 million or 16.1%, primarily as a result of a $2.9 million decrease in net interest income and a $1.7 million increase in provision for credit losses, partially offset by a $1.8 million increase in noninterest income, a $1.2 million decrease in noninterest expense and a $419,000 decrease in provision for income taxes.

Net income for the year ended December 31, 2023 compared to the year ended December 31, 2022 increased $3.7 million or 15.6%, primarily as a result of a $1.2 million increase in net interest income, a $2.4 million decrease in provision for credit losses, a $876,000 increase in noninterest income and a $1.3 million decrease in noninterest expenses, partially offset by a $2.0 million increase in provision for income taxes.

George Guarini, President and Chief Executive Officer, commented, “Our financial results for the fourth quarter and full year 2023 underperformed our expectations.  2023 presented challenges on various fronts, including increased deposit costs, reduced loan demand and some specific credit quality deterioration.  Despite these challenges, our earnings improved over 2022.  Overall, our financial condition remains strong, with no observed systemic credit weakness, and our earnings remain stable.”

Guarini concluded, “While we do not anticipate market conditions improving in the first half of 2024, we are optimistic that the second half of 2024 will be a turning point in loan demand and merger and acquisition opportunities. We remain committed to repurchasing our shares and paying cash dividends to our shareholders with the goal of consistently enhancing value for both our clients and shareholders.”

Fourth Quarter Performance Highlights:

●	Annualized net interest margin was 3.86% for the current quarter, compared to 4.03% in the preceding quarter and 4.40% in the same quarter a year ago.
●	Annualized return on average assets was 1.00% for the current quarter, compared to 1.03% in the preceding quarter and 1.21% in the same quarter a year ago.
●	Assets totaled $2.6 billion at both December 31, 2023 and September 30, 2023, compared to $2.5 billion at December 31, 2022.
●	Loans, net of deferred fees, totaled $1.9 billion at December 31, 2023, compared to $2.0 billion at both September 30, 2023 and December 31, 2022.
●	Nonperforming loans totaled $13.0 million or 0.67% of total loans at December 31, 2023, compared to $14.3 million or 0.73% of total loans at September 30, 2023, and $15.2 million or 0.75% of total loans at December 31, 2022.
●	The allowance for credit losses for loans totaled $22.0 million, or 1.14% of total loans outstanding, at December 31, 2023, compared to $19.8 million, or 1.01% of total loans outstanding, at September 30, 2023, and $18.9 million, or 0.94% of total loans outstanding, at December 31, 2022. The Company adopted the Current Expected Credit Losses (“CECL”) standard as of January 1, 2023, which resulted in a one-time adjustment to the allowance for credit losses for loans of $1.5 million (which included the reclassification of the net credit discount on acquired purchased credit impaired loans totaling $845,000) and an allowance for unfunded credit commitments of $45,000, and an after-tax decrease to opening retained earnings of $491,000 during the first quarter of 2023.
●	A $2.3 million provision for credit losses was recorded during the current quarter, compared to provisions for credit losses of $674,000 and $617,000 in the prior quarter and the same quarter a year ago, respectively.
●	Deposits totaled $2.1 billion at December 31, 2023, compared to $2.2 billion at September 30, 2023 and $2.1 billion at December 31, 2022. At December 31, 2023, noninterest-bearing deposits totaled $646.3 million, or 30.3% of total deposits, compared to $667.3 million, or 30.9% of total deposits, at September 30, 2023, and $773.3 million, or 37.1% of total deposits, at December 31, 2022.
●	The Company repurchased 122,559 shares of common stock at an average cost of $19.91 per share during the fourth quarter of 2023, compared to 239,649 shares of common stock repurchased at an average cost of $18.86 per share during the third quarter of 2023, and 236,985 shares of common stock repurchased at an average cost of $18.60 per share during the fourth quarter of 2022.
●	On November 28, 2023, the Company announced the declaration of a cash dividend on the Company’s common stock of $0.10 per share, which was paid on January 12, 2024 to stockholders of record as of December 14, 2023.
●	The Bank remained a “well-capitalized” institution for regulatory capital purposes at December 31, 2023.

Earnings

Net interest income decreased $1.3 million, or 5.2%, to $23.5 million for the fourth quarter of 2023 from $24.8 million in the prior quarter, and decreased $2.9 million, or 11.1%, from $26.5 million in the same quarter a year ago. The decrease in net interest income from the previous quarter reflects a decrease in interest income on loans and an increase in interest expense on deposits, partially offset by increases in interest income on investment securities and federal funds sold and interest-bearing balances in banks. The decrease in net interest income from the same quarter in 2022 reflects an increase in interest expense on deposits, partially offset by increases in interest income on loans, federal funds sold and interest-bearing balances in banks, and investment securities. Average interest-earning assets decreased $30.4 million, or 1.2%, and increased $34.2 million, or 1.36%, for the fourth quarter of 2023 compared to the third quarter of 2023 and the fourth quarter of 2022, respectively. The average yield earned (annualized) on interest earning assets for the fourth quarter of 2023 was 5.29%, compared to 5.34% for the third quarter of 2023 and 4.91% for the fourth quarter of 2022. The average rate paid (annualized) on interest-bearing liabilities for fourth quarter of 2023 was 2.21%, compared to 2.04% for the third quarter of 2023, and 0.89% for the fourth quarter of 2022. The increases in average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities during the current quarter reflect rising market interest rates, including a 100 basis-point increase in the target range for federal funds at the end of 2023, reaching a range of 5.25% to 5.50%.

Interest income on loans, including fees, decreased $1.1 million, or 3.9%, from the prior quarter to $26.2 million for the three months ended December 31, 2023, compared to $27.2 million for the three months ended September 30, 2023, primarily due to a nine basis point decrease in the average loan yield and a $45.3 million decrease in the average balance of loans. Interest income on loans, including fees, increased $365,000, or 1.4%, for the three months ended December 31, 2023 from $25.8 million for three months ended December 31, 2022, primarily due to a 21 basis point increase in the average loan yield, partially offset by a $54.8 million decrease in the average balance of loans. The average balance of loans was $1.9 billion for the fourth quarter of 2023, compared to $2.0 billion for both the third quarter of 2023 and the same quarter a year ago. The average yield on loans was 5.33% for the fourth quarter of 2023, compared to 5.42% for the third quarter of 2023 and 5.12% for the fourth quarter of 2022. The decrease in the average yield on loans from the third quarter of 2023 was due in part to reversal of interest on new non-accrual loans during the fourth quarter of 2023. The increase in the average yield on loans from the fourth quarter of 2022 was due to the impact of increased rates on variable rate loans as well as new loans being originated at higher market interest rates.

Interest income on loans included $29,000, $372,000, and $218,000 in accretion of the net discount on acquired loans for the three months ended December 31, 2023, September 30, 2023, and December 31, 2022, respectively. The balance of the net discounts on these acquired loans totaled $354,000, $419,000, and $522,000 at December 31, 2023, September 30, 2023, and December 31, 2022, respectively. Interest income included minimal fees earned related to Paycheck Protection Program (“PPP”) loans in the quarters ended December 31, 2023 and September 30, 2023, and $133,000 during the quarter ended December 31, 2022. Interest income also included fees related to prepayment penalties of $27,000 in the quarter ended December 31, 2023, compared to $142,000 in the third quarter of 2023, and $335,000 in the fourth quarter of 2022. Interest income during the fourth quarter of 2023 also included a one-time $150,000 downward adjustment to interest income related participation payments on acquired loans, negatively impacting the average yield on loans by three basis points during the period.

Interest income on investment securities increased $252,000, or 14.8%, to $1.9 million for the three months ended December 31, 2023, compared to $1.7 million for the three months ended September 30, 2023, and increased $354,000, or 22.1%, from $1.6 million for the three months ended December 31, 2022. The average yield on investment securities increased 28 basis points to 4.29% for the three months ended December 31, 2023, compared to 4.01% for the three months ended September 30, 2023, and increased 90 basis points from 3.39% for the three months ended December 31, 2022. The average balance of investment securities totaled $181.0 million for the three months ended December 31, 2023, compared to $168.6 million and $187.5 million for the three months ended September 30, 2023 and December 31, 2022, respectively. In addition, during the fourth quarter of 2023, we received $390,000 in cash dividends on our FRB and FHLB stock, up 3.7% from $376,000 in the third quarter of 2023 and up 2.9% from $379,000 in the fourth quarter of 2022.

Interest income on federal funds sold and interest-bearing balances in banks increased $158,000, or 4.5%, to $3.7 million for the three months ended December 31, 2023, compared to $3.5 million for the three months ended September 30, 2023, and increased $2.0 million, or 113.6%, from $1.7 million for the three months ended December 31, 2022 as a result of an increase in the average yield. The average yield on federal funds sold and interest-bearing balances in banks increased eight basis points to 5.46% for the three months ended December 31, 2023, compared to 5.38% for the three months ended September 30, 2023, and increased 161 basis points from 3.85% for the three months ended December 31, 2022. The average balance of federal funds sold and interest-bearing balance in banks totaled $267.3 million for the three months ended December 31, 2023, compared to $259.6 million and $177.4 million for the three months ended September 30, 2023 and December 31, 2022, respectively.

Interest expense increased $644,000, or 8.0%, to $8.7 million for the three months ended December 31, 2023, compared to $8.0 million for the three months ended September 30, 2023, and increased $5.6 million, or 185.5%, compared to $3.0 million for the three months ended December 31, 2022, reflecting higher funding costs primarily related to increased market rates of interest on our deposits. The average balance of deposits totaled $2.1 billion for the fourth quarter of 2023 compared to $2.2 billion for the third quarter of 2023, and $2.1 billion for the fourth quarter of 2022. The average cost of funds for the fourth quarter of 2023 was 2.21%, compared to 2.04% for the third quarter of 2023 and 0.89% for the fourth quarter of 2022. The increase in the average cost of funds during the current quarter compared to the prior quarter of 2023 and the fourth quarter of 2022 was due to higher interest rates paid on money market and time deposits due to increased competition and pricing pressures and a change in deposit mix due to a shift of deposits from noninterest-bearing accounts to higher costing money market and time deposits. The average cost of deposits for the three months ended December 31, 2023 was 1.40%, compared to 1.27% for the three months ended September 30, 2023, and 0.37% for the three months ended December 31, 2022. The average balance of noninterest-bearing deposits decreased $18.7 million, or 2.78%, to $656.0 million for the three months ended December 31, 2023, compared to $674.8 million for the three months ended September 30, 2023 and decreased $153.2 million, or 18.9%, compared to $809.2 million for the three months ended December 31, 2022.

Annualized net interest margin was 3.86% for the fourth quarter of 2023, compared to 4.03% for the third quarter of 2023 and 4.40% for fourth quarter of 2022. The average yield on interest earning assets for the fourth quarter of 2023 decreased five basis points and increased 38 basis points over the average yields for the third quarter of 2023 and the fourth quarter of 2022, respectively, while the average rate paid on interest-bearing liabilities for fourth quarter of 2023 increased 17 basis points and 132 basis points over the average rates paid for the third quarter of 2023 and the fourth quarter of 2022, respectively. Net interest margin in the fourth quarter of 2023 was negatively impacted by increasing funding costs, which outpaced on a percentage basis, increasing yields on investment securities, fed funds sold and interest-bearing balances in banks, and decreasing yields on loans and accretion of the net discount.

The average yield on PPP loans, including the recognition of deferred PPP loan fees, was 1.00% during the fourth and third quarters of 2023, resulting in a minimal negative impact to the net interest margin, compared to an average yield of 2.30% during the fourth quarter of 2022 resulting in a positive impact to the net interest margin of three basis points.

Accretion of the net discount had a minimal impact on the average yield on loans during the fourth quarter of 2023, compared to eight and 11 basis point increases in the average yield on loans during the prior quarter of 2023 and the fourth quarter of 2022, respectively. At December 31, 2023, there was a total of $3.8 million of PPP loans outstanding, with a minimal amount of unrecognized deferred fees and costs.

The Company recorded a $2.3 million provision for credit losses for the fourth quarter of 2023, compared to provisions of $674,000 and $617,000 for the prior quarter of 2023 and fourth quarter of 2022, respectively. The provision for credit losses in the fourth quarter of 2023 was mainly driven by a $2.6 million increase in the reserve for individually evaluated loans. This reserve increase was related to one commercial real estate loan and one multifamily loan. Based on updated appraisals received during the fourth quarter of 2023, the underlying collateral values of these loans experienced declines due to property specific factors and conditions. However, this was partially offset by decreases in outstanding loan balances, leading to lower quantitative and qualitative reserves. Additionally, there were net charges-offs totaling $150,000 during the fourth quarter of 2023. No changes were made to the qualitative risk factor conclusions during the fourth quarter of 2023. The quantitative reserve was impacted by declines in forecasted economic conditions, specifically national unemployment, partially offset by improvements in forecasted national gross domestic product, both of which are key indicators utilized to estimate credit losses.

During the quarter ended September 30, 2023, the Company determined that a certificate of deposit-secured line of credit loan made to a revocable living trust (the “Trust” or the “Borrower”) was impaired as a result of the sole trustee and beneficiary of the Trust filing for personal bankruptcy in July 2023.  At June 30, 2023, the loan had an outstanding balance of $5.0 million and was secured by a $4.0 million certificate of deposit held at the Bank.  An additional $1.0 million in cash collateral securing the loan had previously been released by the Bank into a third-party escrow account at the request of the Borrower to be used as a refundable retainer in connection with a separate transaction by the Borrower.  The loan matured on July 16, 2023, and the Bank received notification that the sole trustee and beneficiary of the Trust filed for personal bankruptcy on July 18, 2023. After receiving this notification, the Bank used the $4.0 million certificate of deposit held at the Bank to offset amounts owed on the loan and contacted the third-party escrow agent for the return of the additional $1.0 million of collateral. The Bank was advised by the escrow agent that the previously escrowed funds had been released by the escrow agent, which was done without the Bank’s consent and contrary to the written escrow instructions.  The Bank has initiated legal action against the Borrower, the Borrower’s related parties and the escrow agent to recover the previously escrowed collateral.  The results of the legal action and the Bank’s ability to recover the previously escrowed collateral are currently uncertain. The loan continues to be fully reserved for as of December 31, 2023.

Noninterest income for the fourth quarter of 2023 increased $1.0 million, or 61.8%, to $2.7 million compared to $1.7 million in the prior quarter of 2023, and increased $1.8 million, or 196.0%, compared to $904,000 for the fourth quarter of 2022. The increase in noninterest income for the current quarter compared to the prior quarter of 2023 was primarily due to a $1.2 million increase in gain on equity securities as a result of improvement in fair value adjustments on these securities, partially offset by a $143,000 decrease in service charges and other fees and a $67,000 decrease in income on investment in a Small Business Investment Company (“SBIC”) fund. The increase in noninterest income for the current quarter compared to the same quarter in 2022 was primarily due to a $1.5 million increase in gain on equity securities and a $383,000 increase in income on investment in SBIC fund, partially offset by a $112,000 decrease in service charges and other fees, a $61,000 decrease in loan servicing fees and other fees and a $33,000 decrease in gain on sale of loans.

Noninterest expense for the fourth quarter of 2023 decreased $1.4 million, or 8.7%, to $15.1 million compared to $16.5 million for the prior quarter of 2023, and decreased $1.2 million, or 7.6%, compared to $16.3 million for the fourth quarter of 2022. The decrease in noninterest expense for current quarter compared to the prior quarter of 2023 was primarily due to a $1.3 million decrease in salaries and employee benefits as a result of an adjustment to bonus accruals, a $109,000 decrease in occupancy and equipment expense, partially offset by a $19,000 increase in other expense. The decrease in noninterest expense for the fourth quarter of 2023 compared to the fourth quarter of 2022 was primarily due to a $1.8 million decrease in salaries and employee benefits as a result of an adjustment to bonus accruals and decrease in full-time equivalent employees, partially offset by wage increases during 2023. This decrease was partially offset by a $300,000 increase in data processing expense relating to enhancements to the Bank’s network,  a $231,000 increase in other expense due to increased FDIC insurance costs and professional fees, and a $28,000 increase in occupancy and equipment expense.

The provision for income taxes decreased $233,000, or 8.8%, to $2.4 million for the fourth quarter of 2023 compared to $2.6 million for the third quarter of 2023 and decreased $419,000, or 14.8%, from $2.8 million for the fourth quarter of 2022. The effective tax rate for the fourth quarter of 2023 was 27.3%, compared to 28.5% for the prior quarter of 2023 and 27.0% for the fourth quarter of 2022. The effective tax rate was lower for the fourth quarter of 2023 compared to the fourth quarter of 2022 due to accruals for non-deductible compensation expenses.

Loans and Credit Quality

Loans, net of deferred fees, decreased $41.0 million and $93.3 million from September 30, 2023 and December 31, 2022, respectively, and totaled $1.9 billion at December 31, 2023, compared to $2.0 billion at both September 30, 2023 and December 31, 2022. The decrease in loans from September 30, 2023 primarily was due to $56.5 million of loan repayments, including $578,000 in PPP loan repayments, partially offset by $16.9 million of new loan originations during the current quarter. At December 31, 2023, there were $3.8 million in PPP loans outstanding compared to $4.3 million at September 30, 2023, and $11.1 million at December 31, 2022.

Nonperforming loans, consisting of non-accrual loans and, at December 31, 2022, accruing loans 90 days or more past due, totaled $13.0 million or 0.67% of total loans at December 31, 2023, compared to $14.3 million or 0.73% of total loans at September 30, 2023, and $15.2 million or 0.75% of total loans at December 31, 2022. The decrease in nonperforming loans from the prior quarter-end was primarily due to the pay-off of three loans, consisting of two loans to one borrower totaling $1.2 million and a third loan with a balance of $247,000, and a charge-off of one non-accrual loan for $128,000, partially offset by three new loans placed on non-accrual during the current quarter totaling $406,000.

The portion of nonaccrual loans guaranteed by government agencies totaled $740,000 at December 31, 2023, compared to $801,000 and $839,000 at September 30, 2023 and December 31, 2022, respectively. There were no loans 90 days or more past due and still accruing and in the process of collection at either December 31, 2023 or September 30, 2023, compared to one accruing loan (an SBA-guaranteed PPP loan), with a balance of $934,000, which was 90 days or more past due and in the process of forgiveness at December 31, 2022. Accruing loans past due between 30 and 89 days at December 31, 2023, were $4.8 million, compared to $2.6 million at September 30, 2023, and $1.5 million at December 31, 2022. The increase in accruing loans past due between 30-89 days at current period-end from September 30, 2023 and December 31, 2022, was primarily due to timing of borrower payments.

At December 31, 2023, the Company’s allowance for credit losses for loans was $22.0 million, or 1.14% of total loans, compared to $19.8 million, or 1.01% of total loans, at September 30, 2023 and $18.9 million, or 0.94% of total loans, at December 31, 2022. We recorded net charge-offs of $150,000 for the fourth quarter of 2023, compared to net charge-offs of $25,000 in the prior quarter of 2023 and net recoveries of $233,000 in the fourth quarter of 2022.

As of December 31, 2023, acquired loans net of their discount totaled $215.2 million with a remaining net discount on these loans of $354,000, compared to $224.4 million of acquired loans with a remaining net discount of $419,000 at September 30, 2023, and $257.9 million of acquired loans with a remaining net discount of $522,000 at December 31, 2022. The net discount includes a credit discount based on estimated losses on the acquired loans, partially offset by a premium, if any, based on market interest rates on the date of acquisition.

Deposits and Borrowings

Deposits totaled $2.1 billion at December 31, 2023, compared to $2.2 billion at September 30, 2023 and $2.1 billion at December 31, 2022. The deposit mix shifted, in part, due to interest rate sensitive clients moving a portion of their non-operating deposit balances from lower costing deposits, including noninterest-bearing deposits, into higher costing money market and time deposits. At December 31, 2023, noninterest-bearing deposits totaled $646.3 million, or 30.3% of total deposits, compared to $667.3 million, or 30.9% of total deposits at September 30, 2023, and $773.3 million, or 37.1% of total deposits at December 31, 2022.

We consider our deposit base to be seasoned, stable and well-diversified, and we do not have any significant industry concentrations among our non-insured deposits. We also offer an insured cash sweep product (ICS) that allows customers to insure deposits above FDIC insurance limits. At December 31, 2023, our average deposit account size (excluding public funds), calculated by dividing period-end deposits by the population of accounts with balances, was approximately $58,700.

The Bank has an approved secured borrowing facility with the FHLB of San Francisco for up to 25% of total assets for a term not to exceed five years under a blanket lien of certain types of loans, with no FHLB advances outstanding at December 31, 2023, September 30, 2023 or December 31, 2022.  The Bank has Federal Funds lines with four corresponding banks with an aggregate available commitment on these lines of $65.0 million at December 31, 2023. There were no amounts outstanding under these lines at December 31, 2023, September 30, 2023 or December 31, 2022. During the fourth quarter of 2023, the Bank was approved for discount window advances with the FRB of San Francisco secured by certain types of loans. At December 31, 2023 the Bank had no FRB advances outstanding.

At December 31, 2023, September 30, 2023 and December 31, 2022, the Company had outstanding junior subordinated debt, net of fair value adjustments, related to junior subordinated deferrable interest debentures assumed in connection with its previous acquisitions totaling $8.5 million. At December 31, 2023, the Company also had outstanding subordinated debt, net of costs to issue, totaling $63.9 million, compared to $63.8 million and $63.7 million at September 30, 2023 and December 31, 2022, respectively.

At December 31, 2023, September 30, 2023 and December 31, 2022, the Company had no other borrowings outstanding.

Shareholders’ Equity

Shareholders’ equity totaled $312.9 million at December 31, 2023, compared to $307.3 million at September 30, 2023, and $317.1 million at December 31, 2022. The increase at December 31, 2023 compared to September 30, 2023, reflects $6.4 million of net income during the current quarter and a $2.7 million decrease in accumulated other comprehensive loss net of taxes, partially offset by repurchases of $2.4 million of common stock and $1.2 million of accrued cash dividends payable during the current quarter. At December 31, 2023, 359,752 shares remained available for future purchases under the Company’s current stock repurchase plan.

The decrease in shareholders’ equity at December 31, 2023, compared to December 31, 2022, primarily was due to the repurchase of $24.1 million of Company common stock, cash dividends paid and accrued of $4.8 million, and a $3.0 million increase in accumulated other comprehensive loss, net of taxes, partially offset by $27.4 million of net income earned during the year ended December 31, 2023.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, CalCAP, FSA and USDA guaranteed loans, and deposit products and services to businesses and their affiliates in California, Washington, New Mexico and Colorado. The Bank is an Equal Housing Lender and a member of FDIC. The Company’s common stock is listed on the NASDAQ Global Select Market under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions that are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

There are a number of factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; changes in the interest rate environment, including the past increases in the Federal Reserve benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of continuing high inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; review of the Company’s accounting, accounting policies and internal control over financial reporting; risks and uncertainties related to the recent restatement of certain of our historical consolidated financial statements; the subsequent discovery of additional adjustments to the Company’s previously issued financial statements; future acquisitions by the Company of other depository institutions or lines of business;  fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform critical processing functions for us; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission (“SEC”), which are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
			(As Restated)		(As Restated)
Interest income
Loans, including fees	$26,166	$27,229	$25,801	$106,316	$95,722
Investment securities	1,956	1,704	1,602	6,993	6,085
Fed funds sold and interest-bearing balances in banks	3,680	3,521	1,722	11,589	4,025
FHLB dividends	245	232	217	862	684
FRB dividends	145	144	162	577	549
Total interest and dividend income	32,192	32,830	29,504	126,337	107,065
Interest expense
Deposits	7,551	6,908	1,963	24,040	6,273
Subordinated debt	896	896	895	3,582	3,582
Junior subordinated debt	218	217	177	841	496
Total interest expense	8,665	8,021	3,035	28,463	10,351
Net interest income	23,527	24,809	26,469	97,874	96,714
Provision for credit losses	2,325	674	617	2,015	4,441
Net interest income after provision for credit losses	21,202	24,135	25,852	95,859	92,273
Noninterest income
Gain on sale of loans	—	28	33	508	2,747
Gain (loss) on equity securities	946	(274)	(602)	(1,141)	(4,573)
Service charges and other fees	830	973	942	3,570	3,107
Loan servicing fees and other fees	445	431	506	1,879	2,176
Income on investment in SBIC fund	158	225	(225)	1,097	(70)
Bargain purchase gain	—	—	—	—	1,665
Other income and fees	298	271	250	1,064	1,048
Total noninterest income	2,677	1,654	904	6,977	6,100
Noninterest expense
Salaries and employee benefits	8,936	10,284	10,729	41,001	40,480
Occupancy and equipment	2,024	2,133	1,996	8,158	8,384
Data processing	1,767	1,774	1,467	6,622	6,969
Other expense	2,347	2,328	2,116	8,897	10,102
Total noninterest expense	15,074	16,519	16,308	64,678	65,935
Income before provision for income taxes	8,805	9,270	10,448	38,158	32,438
Provision for income taxes	2,407	2,640	2,826	10,733	8,708
Net income	$6,398	$6,630	$7,622	$27,425	$23,730

Net income per common share:
Basic	$0.55	$0.56	$0.59	$2.27	$1.81
Diluted	0.55	0.56	0.59	2.27	1.81

Weighted average shares used to compute net income per common share:
Basic	11,571,796	11,812,583	12,960,723	12,074,198	13,124,179
Diluted	11,571,796	11,812,583	12,960,723	12,074,198	13,124,179

Comprehensive income
Net income	$6,398	$6,630	$7,622	$27,425	$23,730
Other comprehensive gain (loss):
Change in unrealized gain (loss) on available-for-sale securities	3,746	(1,178)	(75)	(4,255)	(19,275)
Deferred tax (expense) benefit	(1,078)	338	23	1,224	5,548
Other comprehensive gain (loss), net of tax	2,668	(840)	(52)	(3,031)	(13,727)
Comprehensive income	$9,066	$5,790	$7,570	$24,394	$10,003

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

(Dollars in thousands)

	December 31,	September 30,	December 31,
	2023	2023	2022
			(As Restated)
Assets
Cash and due from banks	$17,901	$30,444	$26,980
Federal funds sold and interest-bearing balances in banks	289,638	271,490	149,835
Cash and cash equivalents	307,539	301,934	176,815
Time deposits in banks	1,245	1,743	2,241
Investment securities available-for-sale ("AFS")	163,152	145,845	154,004
Equity securities	12,585	11,639	13,757
Federal Home Loan Bank ("FHLB") stock, at par	11,313	11,313	10,679
Federal Reserve Bank ("FRB") stock, at par	9,626	9,621	9,602
Loans held for sale	—	1,274	2,380
Loans, net of deferred fees	1,927,829	1,968,804	2,021,124
Allowance for credit losses for loans	(22,000)	(19,800)	(18,900)
Premises and equipment, net	13,734	13,466	13,278
Other real estate owned ("OREO")	—	—	21
Core deposit intangible	3,915	4,221	5,201
Cash surrender value of bank owned life insurance policies, net	22,867	22,698	22,193
Right-of-use assets	13,939	15,220	16,569
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	47,378	47,570	45,532
Total Assets	$2,551,960	$2,574,386	$2,513,334

Liabilities and Shareholders’ Equity
Noninterest-bearing deposits	$646,278	$667,336	$773,274
Interest-bearing deposits
Transaction accounts and savings	745,712	790,089	837,289
Premium money market	263,516	270,675	181,567
Time deposits	477,244	431,344	293,349
Total deposits	2,132,750	2,159,444	2,085,479
Junior subordinated deferrable interest debentures, net	8,565	8,544	8,484
Subordinated debt, net	63,881	63,839	63,711
Salary continuation plans	4,552	4,886	4,840
Lease liabilities	14,752	16,017	17,138
Interest payable and other liabilities	14,591	14,396	16,533
Total Liabilities	2,239,091	2,267,126	2,196,185

Shareholders’ Equity
Common stock, no par value	181,200	183,499	204,588
Accumulated other comprehensive loss, net of tax	(14,592)	(17,260)	(11,561)
Retained earnings	146,261	141,021	124,122
Total shareholders’ equity	312,869	307,260	317,149
Total Liabilities and Shareholders’ Equity	$2,551,960	$2,574,386	$2,513,334

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Selected Financial Ratios and Other Data:	2023	2023	2022	2023	2022
			(As Restated)		(As Restated)
Performance Ratios:
Return on average assets (1)	1.00%	1.03%	1.21%	1.07%	0.91%
Return on average equity (1)	8.26	8.55	9.60	8.76	7.47
Yield earned on average interest-earning assets (1)	5.29	5.34	4.91	5.23	4.31
Rate paid on average interest-bearing liabilities (1)	2.21	2.04	0.89	1.87	0.70
Interest rate spread - average during the period (1)	3.08	3.30	4.02	3.36	3.61
Net interest margin (1)	3.86	4.03	4.40	4.05	3.90
Loan to deposit ratio	90.39	91.17	96.91	90.39	96.91
Efficiency ratio (2)	57.53	62.42	59.58	61.69	64.13
Charge-offs (recoveries), net	$150	$25	$(233)	$550	$3,241

Per Share Data:
Shares outstanding at end of period	11,551,271	11,673,830	12,838,462	11,551,271	12,838,462
Average diluted shares outstanding	11,571,796	11,812,583	12,960,723	12,074,198	13,124,179
Diluted earnings per share	$0.55	$0.56	$0.59	$2.27	$1.81
Book value per share	27.09	26.32	24.70	27.09	24.70
Tangible book value per share (3)	23.38	22.63	21.27	23.38	21.27

Asset Quality Data:
Nonperforming assets to total assets (4)	0.51%	0.56%	0.61%
Nonperforming loans to total loans (5)	0.67%	0.73%	0.75%
Allowance for credit losses on loans to nonperforming loans (5)	169.53%	138.26%	124.16%
Allowance for credit losses on loans to total loans	1.14%	1.01%	0.94%
Classified assets (graded substandard and doubtful)	$30,801	$29,366	$20,355
Total accruing loans 30‑89 days past due	4,773	2,592	1,497
Total loans 90 days past due and still accruing	—	—	934

Capital Ratios (6):
Tier 1 leverage ratio — Bank	13.08%	13.26%	13.64%
Common equity tier 1 — Bank	16.94%	17.20%	16.42%
Tier 1 capital ratio — Bank	16.94%	17.20%	16.42%
Total capital ratio — Bank	18.08%	18.23%	17.36%
Equity to total assets — end of period	12.26%	11.94%	12.62%
Tangible equity to tangible assets — end of period (3)	10.76%	10.44%	11.06%

Loans:
Real estate	$1,752,626	$1,785,640	$1,806,187
Non-real estate	161,816	168,350	201,252
Nonaccrual loans	12,977	14,321	14,289
Mark to fair value at acquisition	354	419	(522)
Total Loans	1,927,773	1,968,730	2,021,206
Net deferred fees on loans (7)	56	74	(82)
Loans, net of deferred fees	$1,927,829	$1,968,804	$2,021,124

Other Data:
Number of full-service offices	35	35	34
Number of full-time equivalent employees	358	376	374

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.
(4)	Nonperforming assets consist of nonaccrual loans, accruing loans that are 90 days or more past due, and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.
(6)	Capital ratios are for United Business Bank only.
(7)	Deferred fees include $2,400, $2,600 and $94,000 as of December 31, 2023, September 30, 2023, and December 31, 2022, respectively, in fees related to PPP loans.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains tangible book value per share and tangible equity to tangible assets, both of which are non-GAAP financial measures. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. Tangible equity and tangible common shareholders’ equity exclude intangible assets from shareholders’ equity, and tangible assets exclude intangible assets from total assets. For these financial measures, the Company’s intangible assets are goodwill and core deposit intangibles. The Company believes that these measures are consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios, and presents these measures to facilitate comparison of the quality and composition of the Company’s capital over time in comparison to its peers. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below:

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	December 31,	September 30,	December 31,
	2023	2023	2022

Tangible Book Value:
Total equity and common shareholders’ equity (GAAP)	$312,869	$307,260	$317,149
less: Goodwill and other intangibles	42,753	43,059	44,039
Tangible equity and common shareholders’ equity (Non-GAAP)	$270,116	$264,201	$273,110

Total assets (GAAP)	$2,551,960	$2,574,386	$2,513,334
less: Goodwill and other intangibles	42,753	43,059	44,039
Total tangible assets (Non-GAAP)	$2,509,207	$2,531,327	$2,469,295

Equity to total assets (GAAP)	12.26%	11.94%	12.62%
Tangible equity to tangible assets (Non-GAAP)	10.76%	10.44%	11.06%
Book value per share (GAAP)	$27.09	$26.32	$24.70
Tangible book value per share (Non-GAAP)	$23.38	$22.63	$21.27

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp